Exhibit 99.1

CENDANT APPOINTS RONALD L. NELSON AS CHIEF FINANCIAL OFFICER
AND MEMBER OF THE BOARD OF DIRECTORS

Formerly COO of DreamWorks, Nelson

Brings Extensive Financial and Operational Expertise to Role

CFO Position Expanded to Include Overseeing All Administrative Functions

Kevin M. Sheehan, Formerly Cendant’s CFO, to
Focus Exclusively on Duties as Chairman/CEO of Vehicle Services

New York, NY -April 14, 2003 – Cendant Corporation (NYSE: CD) announced today that Ronald L. Nelson, who has been Chief Operating Officer of DreamWorks SKG since that company’s founding in 1994, will join Cendant as Chief Financial Officer and a member of its Board of Directors. Mr. Nelson will join the Board effective today and will assume his responsibilities as CFO effective May 12.

An executive with more than twenty-five years experience in corporate finance, Mr. Nelson, 50, was the principal operating executive at DreamWorks over the last nine years. At DreamWorks, Mr. Nelson was instrumental in raising over $5 billion in capital necessary to launch the company as well as being responsible for developing its infrastructure and operating policies. In addition, Mr. Nelson was responsible for the negotiation and structure of many of the joint ventures and other arrangements with a number of leading companies that formed the foundation for DreamWorks’ operating businesses and strategies.

Prior to joining DreamWorks, Mr. Nelson was Executive Vice President, Chief Financial Officer, and Director at Paramount Communications, Inc., formerly Gulf & Western Industries, Inc., where he was responsible for financial functions, M&A transactions and strategy at that diversified Fortune 150 company. Most notably, he played a pivotal role in the $10 billion sale of Paramount to Viacom in 1993.

“Throughout his career, Ron Nelson has justifiably earned a superb reputation on Wall Street and among his colleagues for his candor and strategic insight, a proven track record of delivering results and strong leadership skills,” said Henry R. Silverman, Cendant’s Chairman, President and CEO. “Ron’s background includes both financial experience as CFO of a diversified, multi-industry public company with a large balance sheet as well as key operational experience at DreamWorks. This combination of operational and financial ability is an ideal fit as we continue our evolution to a company focused on operational excellence. We are pleased to have such an outstanding and accomplished individual joining our senior management team.”

Commenting on Mr. Nelson, David Geffen, a Principal Partner in Dream Works, said “Ron Nelson, through his leadership, financial insight and operational ability, was critical in launching DreamWorks and building the company into what it is today. He is an individual of both great character and ability.”

Mr.  Nelson will report to Mr. Silverman. In addition to overseeing all Finance functions, the CFO position is being expanded to include responsibility for M&A as well as all administrative functions, such as Information Technology and Human Resources.

Mr.  Nelson said, “The chance to work with Henry Silverman and the outstanding leadership team that he has assembled at Cendant is an exciting opportunity for me. Cendant has established itself as one of the most innovative companies in corporate America, with strong growth potential and a diverse array of powerful businesses. I look forward to working with the people of Cendant to continue building on their considerable success.”

Mr.  Nelson succeeds Kevin M. Sheehan as CFO. Mr. Sheehan will now focus full-time on his role as Chairman and CEO of the Vehicle Services Division, which he assumed as an additional responsibility in February.

“Given the considerable opportunities offered by the integration of Budget within our Vehicle Services Division, Kevin and I agreed that he should focus all of his energies on that division,” Mr. Silverman said. “Although the integration is proceeding ahead of expectations, much work remains to be done to realize the revenue and cost synergies from the Budget acquisition, which represents our single largest organic growth opportunity over the next two years. As a former President of Avis with extensive financial experience, Kevin is the ideal person to lead that effort.”

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-K for the year ended December 31, 2002.

Media Contact:

Elliot Bloom
212-413-1832

Investor Contacts:

Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920